EXHIBIT 99.1

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Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	VP, Corp. Communications
(781) 861-8444	(781) 402-3410

INDEVUS PHARMACEUTICALS PROVIDES UPDATE ON NEBIDO ® NDA STATUS

Company Expects FDA to Request Additional Safety Study Prior to Approval

LEXINGTON, Mass., June 4, 2008 Indevus Pharmaceuticals, Inc. (Nasdaq: IDEV) today announced that based on a recent discussion with the U.S. Food and Drug Administration (FDA) regarding the NDA filing for NEBIDO(R), the Company expects the FDA to formally request that the Company provide additional safety data prior to approving NEBIDO. The Company currently believes that an additional study will be required in order to supply the necessary data. The Company expects to re-file for approval of NEBIDO in approximately 18 months followed by a 6 month FDA review. The Company will finalize the requirements and initiate the study following the receipt of formal communication from the FDA which the Company expects to receive by the original June 27, 2008 PDUFA date.

The Company believes the requirement for additional data relates to a reaction immediately following the injection and is a known rare complication of oil-based depot injections. The reaction is believed to be the result of a small amount of the oily solution immediately entering the vascular system from the injection site and may be due to improper injection technique. The phenomenon is characterized by short-term reactions involving an urge to cough, coughing episodes or a shortness of breath. In rare cases the reaction has been classified as serious or the patient experiences other symptoms such as dizziness, flushing or fainting.

The Company believes that the FDA’s safety concern is derived from spontaneous post-marketing adverse event reports of the NEBIDO 1000 mg (4ml) dose. In the Indevus U.S. clinical trials, which included a total of approximately 500 patients, there was a single, non-serious, instance of this phenomenon with the 750 mg (3ml) dosage of NEBIDO. The patient did not require medical intervention and the event resolved without issue within 10 minutes. This patient has continued to receive regular injections without further incident. Because estimations of the true frequency of these events are difficult to determine from post-marketing reports on patients having received the 1000 mg (4ml) NEBIDO dose, FDA has asked for new data to more precisely calculate the incidence of the occurrence prospectively, as well as methods or procedures to mitigate the incidence with the 750 mg (3ml) dosage.

Glenn L. Cooper, M.D., chairman and chief executive officer of Indevus stated, “We are very surprised and disappointed by the position the FDA is taking regarding the safety profile of NEBIDO given the large European experience. Rare coughing reactions have been well-described in the European product labeling of NEBIDO. We believe the information available on these cases indicates these reactions resolved without consequences and that our proposed labeling for NEBIDO in the U.S. adequately addressed this issue. We intend to vigorously pursue the approval of NEBIDO and will allocate the resources necessary to conduct an additional study to satisfy the concerns of the FDA. From our verbal discussion with the FDA, we are not aware of any other approvability issues.”

Dr. Cooper continued, “Despite this disappointment we remain committed to our strategic direction. VANTAS(R) and SUPPRELIN(R) LA are both growing franchises that we will devote additional effort to promoting and we intend to extend our SANCTURA XR(TM) sales force co-promotion agreement with Allergan by the full six months available to us. In addition, this summer we anticipate receiving approval to launch VALSTAR(TM) for bladder cancer and intend to initiate the Phase III clinical program for our octreotide implant with an anticipated 2010 launch date for acromegaly. We will also continue to aggressively pursue business development opportunities.”

About Indevus

Indevus Pharmaceuticals, Inc. is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology. The Company’s approved products include SANCTURA(R) and SANCTURA XR(TM) for overactive bladder, VANTAS(R) for advanced prostate cancer, SUPPRELIN(R) LA for central precocious puberty, and DELATESTRYL(R) to treat male hypogonadism. The Indevus development pipeline contains multiple compounds within the Company’s core therapeutic areas in addition to several partnered or partnerable programs. The most advanced compounds in development include, VALSTAR(TM) for bladder cancer, NEBIDO(R) for male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, the octreotide implant for acromegaly, and a biodegradable ureteral stent used in association with the adjunctive treatment of kidney stones.

About NEBIDO

NEBIDO(R) is a long-acting depot preparation of testosterone undecanoate under development for the treatment of male hypogonadism. NEBIDO is expected to be the first long-acting testosterone preparation available in the U.S. in the growing market for testosterone replacement therapies. Indevus acquired U.S. rights to NEBIDO from Bayer Schering Pharma AG, Germany in July 2005.

Forward Looking Statements

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA, SANCTURA XR, NEBIDO, VANTAS and SUPPRELIN LA; effectiveness of our sales force; competition and its effect on pricing, spending, third-party relationships and revenues; dependence on third parties for supplies, particularly for histrelin, manufacturing, marketing, and clinical trials; risks associated with being a manufacturer of some of our products; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR and the manufacture of NEBIDO, VANTAS, SUPPRELIN LA and VALSTAR; reliance on intellectual property and having limited patents and proprietary rights; dependence on market exclusivity, changes in reimbursement policies and/or rates for SANCTURA, SANCTURA XR, VANTAS, SUPPRELIN LA, DELATESTRYL and any future products; acceptance by the healthcare community of our approved products and product candidates; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA XR, NEBIDO, and VALSTAR; product liability and insurance uncertainties; risks relating to the Redux-related litigation; need for additional funds and corporate partners, including for the development of our products; history of operating losses and expectation of future losses; uncertainties relating to controls over financial reporting; difficulties in managing our growth; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; general worldwide economic conditions and related uncertainties; and other risks. Indevus undertakes no obligation to publicly update any forward- looking statement, whether as a result of new information, future events or otherwise.